Exhibit 10.1

CONSULTING, SEPARATION AGREEMENT AND RELEASE

This Consulting, Separation Agreement and Release (“Agreement”) is made by and between Barry Michaels (“Employee”) and Organovo Holdings, Inc., a Delaware corporation, and its wholly-owned subsidiary, Organovo, Inc., a Delaware corporation (Organovo Holdings, Inc. and Organovo, Inc., shall be collectively referred to herein as, the “Company”).  Employee and the Company shall collectively be referred to herein as the “Parties”, and each individually as a “Party.”

RECITALS

WHEREAS, Employee was employed by the Company as its Chief Financial Officer;

WHEREAS, the Company has awarded Employee the Stock Option Awards listed on Schedule A attached hereto (collectively, the “Stock Options”), granting Employee the option to purchase shares of the Company’s common stock subject to the terms and conditions of the Company’s Amended and Restated 2012 Equity Incentive Plan (the “Plan”) and the associated Notice of Grants and Stock Option Agreements (collectively, the “Stock Option Agreements”);

WHEREAS, Employee submitted a voluntary resignation, effective April 1, 2016 (the “Separation Date”), as an officer of the Company and as an officer and director and in any and all other positions that he may hold with any parent, subsidiary or related party of the Company, except that he will continue to serve as a director of Samsara Sciences, Inc.;

WHEREAS, the Company desires to retain Employee as a consultant, and Employee has agreed to provide consulting services to the Company, on the terms and conditions set forth herein and in the Consulting Agreement attached as Exhibit A hereto (the “Consulting Agreement”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees (as defined below), including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises made herein and in the Consulting Agreement, the Company and Employee hereby agree as follows:

1. Resignation; Termination of Agreements and Press Release.

a. Employee hereby agrees that by retiring from the Company he is deemed to have resigned (i) as an employee of Company, (ii) as the Chief Financial Officer of Company, and (ii) as an officer in any and all other positions that he may hold with any parent, subsidiary or related party of the Company, in each case, effective as of 1:00 p.m. (Pacific) on the Separation Date.

b. Employee hereby agrees that (i) his Offer Letter, dated August 17, 2011, and (ii) his Severance and Change in Control Plan Participation Agreement, dated November 4, 2015, in each case, shall terminate and be of no further force or effect, effective as of 1:00 p.m. (Pacific) on the Separation Date.

c. Company agrees to prepare and issue a Current Report on Form 8-K regarding Employee that is reasonably acceptable to Employee; provided, that Employee acknowledges that the Current Report must be filed within four (4) business days of the Separation Date.

2. Separation Terms.

a. Separation Payment.  Contingent upon this Agreement becoming effective as provided in Section 26 below, the Company agrees to pay Employee accrued payroll, as well as a lump sum of $247,701, which consists of six months salary ($172,500); accrued paid time off ($40,635); and the health benefit described in 2c ($34,566).  This payment shall be made in a lump sum payment five (5) business days of the Effective Date.

b. 2016 Bonus.  Contingent upon this Agreement becoming effective as provided in Section 26 below, the Company agrees to pay Employee a cash bonus for his services during fiscal 2016 in accordance with the Company’s short-term incentive plan (the “2016 Bonus”). The amount of the 2016 Bonus will be determined by the Compensation Committee of the Board of Directors in good faith based on the Company’s achievement of the performance metrics previously approved by the Compensation Committee for fiscal 2016 and the individual performance of Employee during fiscal 2016.   The Compensation Committee will determine the amount of the 2016 Bonus, and the Company will pay Employee the 2016 Bonus, on the same dates as applicable to the Company’s other executive officers.

c. Health Benefits.  Contingent upon this Agreement becoming effective as provided in Section 26 below and upon Employee electing continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA, the Company shall pay or reimburse Employee for COBRA premiums for Employee and Employee’s wife for a period of up to twenty-four (24) months from the Separation Date.  If Employee elects not to receive COBRA coverage, the Company will reimburse Employee for the cost of Medicare Part B, including prescription coverage, and Plan F Medicare Supplement Insurance, the combination of which will provide medical, prescription, dental and vision coverage for Employee and Employee’s spouse, for twenty-four (24) months following the Separation Date.  Nothing herein shall be deemed to permit Employee to continue participating after the Separation Date in any life insurance, long-term disability benefits, accidental death and dismemberment or other plans maintained by the Company.  Nothing herein shall limit the right of the Company to change the provider and/or the terms of its group health insurance plans at any time hereafter.

d. D&O Insurance. In consideration of the mutual covenants set forth herein, Section 11 of that certain Indemnification Agreement between Employee and the Company is amended and restated in its entirety as follows:

“(i) Maintenance of D&O Insurance. The Company hereby covenants and agrees that, so long as Indemnitee shall continue to serve as an agent of the Company and thereafter so long as Indemnitee shall be subject to any possible proceeding by reason of the fact that Indemnitee was an agent of the Company, the Company, subject to Section (b) below, shall promptly obtain and maintain in full force and effect directors’ and officers’ liability insurance (“D&O Insurance”) in reasonable amounts from established and reputable insurers of a minimum A.M. Best rating of A- VII, and as more fully described below. In the event of a change in control, the Company shall, as set forth in Section (b) below, either: (i) maintain such D&O Insurance for six years; or (ii) purchase a six-year tail for such D&O Insurance. Should a tail policy be purchased, reasonable efforts shall be made to try to negotiate that such policy is purchased by the Company’s D&O insurance broker at that time, and under the same or better terms and limits for individuals that is in place at that time.

(ii) Limitation on Required Maintenance of D&O Insurance. Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain D&O Insurance at all, or of any type, terms, or amount, if the Company determines in good faith and after using commercially reasonable efforts that: such insurance is not reasonably available; the premium costs for such insurance are disproportionate to the amount of coverage provided; the coverage provided by such insurance is limited so as to provide an insufficient or unreasonable benefit; Indemnitee is covered by similar insurance maintained by a subsidiary of the Company; or the Company is to be acquired and a policy (tail or otherwise) of reasonable terms and duration can be purchased for pre-closing acts or omissions by Indemnitee.”

3. Consulting Agreement.  Contingent upon this Agreement becoming effective as provided in Section 26 below, the Company agrees to retain Employee, and Employee agrees to serve, as a consultant to the Company pursuant to the terms and conditions of the Consulting Agreement.

4. Securities.

a. Stock Options.  Contingent upon this Agreement becoming effective as provided in Section 26 below, Employee shall (i) continue to be a “Service Provider” under the Plan during his services to the Company pursuant to the terms of the Consulting Agreement, (ii) continue to vest in his Stock Options (on the same vesting schedule and at the same vesting rate as set forth in the applicable Stock Option Agreements) as he continues to provide services to the Company under the Consulting Agreement and (iii) have a period of ninety (90) days after the date his consulting services to the Company terminate pursuant to the terms of the Consulting Agreement in which to exercise any then vested Stock Options.

b. Acknowledgement.    Employee acknowledges and agrees that any Stock Options that currently qualify as Incentive Stock Options (“ISOs”) as set forth on Schedule A will automatically convert to Non-Qualified Stock Options (“NSOs”) ninety (90) days after the Separation Date.  As a result, Employee must exercise any vested Stock Options (or portions thereof) within ninety (90) days of the Separation Date if Employee desires to maintain the ISO status of such Stock Options (or portions thereof).  Employee further acknowledges that ISOs and NSOs are treated differently under the tax laws (e.g., upon exercise of an NSO, the exercising party must pay tax on the spread between the then fair market value of the common stock and the exercise price of the applicable Stock Option), and that he is responsible for seeking his own legal and tax advice on such matters.

5. Payment of Salary and Receipt of All Benefits.  Employee acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee through the Separation Date.  In addition, Employee acknowledges and agrees that his participation in all benefits and incidents of employment, including, but not limited to, the accrual of bonuses, vacation, and paid time off, will cease as of the Separation Date.

6. Release of Claims.  Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”).  Employee, on his/her own behalf and on behalf of his/her respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a. any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

b. any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law, with the exception of any rights or obligations contained in the Stock Option Agreements incorporated herein;

c. any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the

Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Immigration Control and Reform Act; the California Family Rights Act; the California Labor Code; the California Workers’ Compensation Act; and the California Fair Employment and Housing Act;

e. any and all claims for violation of the federal or any state constitution;

f. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g. any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

h. any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  This release does not extend to any obligations incurred under this Agreement.  This release does not release claims that cannot be released as a matter of law, including, but not limited to, Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Employee the right to recover any monetary damages against the Company; Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company.   Notwithstanding the foregoing, Employee acknowledges that any and all disputed wage claims that are released herein shall be subject to binding arbitration, except as required by applicable law.  Employee represents that he/she has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section.

7. Acknowledgment of Waiver of Claims under ADEA.  Employee acknowledges that he/she is waiving and releasing any rights he/she may have under the Age Discrimination in Employment Act of 1967 ("ADEA"), and that this waiver and release is knowing and voluntary.  Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement.  Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled.  Employee further acknowledges that he/she has been advised by this writing that: (a) he/she should consult with an attorney prior to executing this Agreement; (b) he/she has twenty-one (21) days within which to consider this Agreement; (c) he/she has seven (7) days following his/her execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.  In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that he/she has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

8. California Civil Code Section 1542.  Employee acknowledges that he/she has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee, being aware of said code section, agrees to expressly waive any rights he/she may have thereunder, as well as under any other statute or common law principles of similar effect.

9. No Pending or Future Lawsuits.  Employee represents that he/she has no lawsuits, claims, or actions pending in his/her name, or on behalf of any other person or entity, against the Company or any of the other Releasees.  Employee also represents that he/she does not intend to bring any claims on his/her own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

10. Confidentiality.  Employee agrees to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”).  Except as required by law, Employee may disclose Separation Information only to his/her immediate family members, the Court in any proceedings to enforce the terms of this Agreement, Employee’s attorney(s), and Employee’s accountant and any professional tax advisor to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns, and must prevent disclosure of any Separation Information to all other third parties.  Employee agrees that he/she will not publicize, directly or indirectly, any Separation Information.

11. Trade Secrets and Confidential Information/Company Property.  Employee agrees at all times hereafter to hold in the strictest confidence, and not to use or disclose to any person or entity, any Confidential Information of the Company.  Employee understands that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom Employee has called or with whom he/she became acquainted during the term of his/her employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, or other business information disclosed to Employee by the Company either directly or indirectly, in writing, orally, or by drawings or observation of parts or equipment.  Employee further understands that Confidential Information does not include any of the foregoing items that have become publicly known and made generally available through no wrongful act of Employee’s or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.  Employee hereby grants consent to notification by the Company to any new employer about Employee’s obligations under this Section.  Employee represents that he/she has not to date misused or disclosed Confidential Information to any unauthorized party.  Employee’s signature below constitutes his/her certification under penalty of perjury that he/she has returned all documents and other items provided to Employee by the Company, developed or obtained by Employee in connection with his/her employment with the Company, or otherwise belonging to the Company.

12. No Cooperation.  Employee agrees that he/she will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement.  Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order.  If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that he/she cannot provide counsel or assistance.

13. Nondisparagement.  Employee and  Releasees shall at all times refrain from taking actions or making statements, written or oral, that denigrate, disparage, or defame the goodwill or reputation of the Employee or Releasees, as the case may be.  Employee further agrees not to make any negative statement to third parties relating to the Employee’s employment or any aspect of the business of the Company and not to make any statements to third parties about the circumstances of the termination of Employee’s employment, or about Releasees, except as may be required by a court or governmental authorities.  Employee shall direct any inquiries by potential future employers to the Company’s human resources department.

14. Restrictive Covenants.  By executing this Agreement, Employee agrees to abide by the following restrictive covenants as consideration for the Company’s obligations under Sections 2, 3 and 4, and acknowledges that the provisions and covenants contained in this Section 14 are reasonable in geographic and temporal scope and do not impose a greater restriction of restrain than is necessary to protect the goodwill and other legitimate business interests of Company, and do not adversely affect Employee’s ability to earn a living in any capacity that does not violate the covenants contained herein.

a. Non-Recruitment of Company Employees.  During the twenty four (24) months following the Effective Date (the “Restricted Period”), Employee shall not (1) solicit or participate in the solicitation of any person who was employed by Company at any time during the six month period prior to the Employee’s Separation Date to leave the employ of Company; or (2) on behalf of the Employee or any other person, hire, employ, or engage such person, provided that these restrictions shall only apply so long as the person remains employed by Company and for twelve months after they cease to be employed by Company.  Employee further agrees that, during the Restricted Period, if an employee of Company contacts the Participant about prospective employment, Employee will inform that Company employee that the Employee cannot discuss the matter further without informing the Company.

b. Employment by Competitor.  During the Restricted Period, Employee shall not invest in (other than in a publicly traded company with a maximum investment of no more than one percent (1%) of outstanding shares), counsel, advise, or be otherwise engaged or employed by, any Competitor of the Company.

c. Non-Solicitation of Business.  Employee acknowledges and agrees that the identities of the Company’s customers and any information regarding the Company’s customers is confidential information and constitutes trade secrets of the Company.  In recognition of the confidential and trade secret information regarding Company’s customers, Employee agrees that during the Restricted Period, Employee shall not (either directly or indirectly or as an officer, agent, employee, partner or director of any other company, partnership or entity) solicit on behalf of any Competitor of Company the business of (1) any customer of Company during the time of Employee’s employment or as of the Separation Date, or (2) any potential customer of Company which the Employee knew to be an identified, prospective purchaser of services or products of Company as of the Separation Date.

15. Breach.  In addition to the rights provided in the “Attorneys’ Fees” section below, Employee acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Employee challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA,  or of any provision of the Confidentiality Agreement shall entitle the Company immediately to recover and/or cease providing the consideration provided to Employee under this Agreement and to obtain damages, except as provided by law.

16. No Admission of Liability.  Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee.  No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.

17. Costs.  The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

18. ARBITRATION.  THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN SAN DIEGO COUNTY, BEFORE JUDICIAL ARBITRATION & MEDIATION SERVICES (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”).  THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES.  THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION.  TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE.  THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION.  THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF

COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD.  THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW.  THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY.  NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE.  SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

19. Authority.  The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement.  Employee represents and warrants that he/she has the capacity to act on his/her own behalf and on behalf of all who might claim through him/her to bind them to the terms and conditions of this Agreement.  Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

20. No Representations.  Employee represents that he/she has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement.  Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

21. Severability.  In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

22. Attorneys’ Fees.  Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

23. Entire Agreement.  This Agreement, together with the Consulting Agreement and the represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company.

24. No Oral Modification.  This Agreement may only be amended in a writing signed by Employee and the Company’s Chief Executive Officer.

25. Governing Law.  This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions.  Employee consents to personal and exclusive jurisdiction and venue in the State of California.

26. Effective Date.  Employee understands that this Agreement shall be null and void if not executed by him/her within twenty one (21) days.   Each Party has seven (7) days after that Party signs this Agreement to revoke it.  This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).

27. Counterparts.  This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

28. Breach by Employee.  Employee specifically agrees that the Company’s payments to Employee under this Agreement are made in return for Employee’s obligations set forth in this Agreement.  Employee further agrees that if he or she breaches any of the obligations set forth in this Agreement, such a breach would cause harm to Company and its business, for which the Company may recover damages.

29. Voluntary Execution of Agreement.  Employee understands and agrees that he/she executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his/her claims against the Company and any of the other Releasees.  Employee acknowledges that:

a. he/she has read this Agreement;

b. he/she has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his/her own choice or has elected not to retain legal counsel;

c. he/she understands the terms and consequences of this Agreement and of the releases it contains; and

d. he/she is fully aware of the legal and binding effect of this Agreement.

[Signatures on Next Page]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Date: March 30, 2016	By:	/s/ Barry Michaels
Barry Michaels

Date: March 30, 2016		Organovo Holdings, Inc.

	By:	/s/ Keith Murphy
Chief Executive Officer

ACKNOWLEDGED AND AGREED:
Dated: March 30, 2016		/s/ Barry Michaels
Barry Michaels

Schedule A

List of Stock Option Awards

Grant Date	Exercise Price	Number of Shares	Vesting Schedule
04/18/12	$2.25	62,500	25%, 12 quarterly installments, VCD 04/18/12

08/23/12	$2.10	79,687	Fully vested

03/12/13	$3.93	100,000	25%, 12 quarterly installments, VCD 01/01/13

08/23/13	$5.50	102,147	Fully vested

02/19/14	$9.86	300,000	25%, 12 quarterly installments, VCD 02/19/14

08/25/14	$7.94	102,760	Fully vested

06/04/15	$4.92	255,000	25%, 12 quarterly installments, VCD 06/04/15

08/25/15	$7.94	100,692	Fully vested

Exhibit A

Consulting Agreement